HEI INC
MEMORANDUM


SEC  FD  Disclosure

On February 16, 2001, HEI, Inc. management met with market analysts in a series of meetings which began on November 16, 2000.

The  following  information  was  disclosed:

HEARING  PRODUCTS

Profit margin on hearing products is expected to increase slightly in FY 2001, however, growth in high-end digital products is expected to soften near term. HEI expects the long-term outlook for its hearing business to remain strong.

BROADBAND  PRODUCTS

HEI expects increased revenue from the design and manufacture of Broadband products for fiber optic and high frequency wireless applications. HEI has numerous programs in the design and prototype stages and several new production volume programs utilizing HEI's proprietary technology for high frequency applications expected to begin in the very near term. HEI expects to continue investing in capital equipment and personnel to meet demand for manufacturing capacity for these products throughout the remainder of this year. The value added by HEI's intellectual property is expected to increase profit margins.

HEI is working with a number of customers and potential customers for Broadband business opportunities. HEI believes these companies represent the leaders in Broadband communications. HEI is also negotiating with a current customer to add equipment and assembly capabilities for Contact Smart Card opportunities.

CONTRACT  MANUFACTURING

The Mexico Division of HEI is being streamlined to allow more focus on opportunities related directly to HEI Microelectronics Division and HEI High Density Interconnect Division.

Management reiterated its expectation for 50% overall revenue growth for FY 2001 versus FY 2000. Management expects gross margins to improve marginally in FY 2001 versus FY2000 and to improve further as the Broadband products ramp into volume production in FY 2002 and beyond.

FORWARD  LOOKING  INFORMATION
Information in this news release, which is not historical, includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements contained in this press release, including the importance of specific technologies within specific markets, the growth and growth rate of specific markets, and the estimated HEI revenue are forward looking statements. All of such forward-looking statements involve risks and uncertainties including, without limitation, adverse business or market conditions, the ability of HEI to secure and satisfy customers, the availability and cost of materials from HEI's suppliers, adverse competitive developments, change in or cancellation of customer requirements, and other risks detailed from time to time in HEI's SEC filings.


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